RFMSI SERIES 2001-S17 TRUST
                                     Issuer

                 RESIDENTIAL FUNDING MORTGAGE SECURITIES I, INC.
                                    Depositor

                         RESIDENTIAL FUNDING CORPORATION
                                 Master Servicer

                                  $618,334,811
                       Mortgage Pass-Through Certificates
                                 Series 2001-S17
                                   ----------

                       Supplement dated September 12, 2001
                                       to
                   Prospectus Supplement dated August 28, 2001
                                       to
                          Prospectus dated May 23, 2001
                                   ----------


Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the prospectus supplement dated August 28, 2001.

        The second sentence of the first paragraph on page S-17 under the caption entitled "Risk Factors--Special Yield and Prepayment Considerations" of the prospectus supplement shall be replaced with the following language:

"Until the distribution date in September 2010, the Class A-31 Certificates and Class II-A-6 Certificates may receive a portion of principal that is smaller than their pro rata share of principal payments on the related mortgage loans."

        The defined term "Lockout Prepayment Percentage" on page S-43 under the caption entitled "Description of the Certificates--Glossary of Terms" of the prospectus supplement shall be amended by deleting the word "Prepayment" from the name of such defined term.

        The definition of "Lockout Scheduled Percentage" on page S-43 under the caption entitled "Description of the Certificates--Glossary of Terms" of the prospectus supplement shall be deleted in its entirety.

        The second sentence of the first paragraph on page S-57 under the caption entitled "Description of the Certificates--Principal Distributions on the Retail Lottery Certificates" of the prospectus supplement shall be replaced with the following language:

"The principal distributions described below do not apply to the Class A-10, Class A-12, Class A-13, Class A-14, Class A-15, Class A-18, Class A-20, Class A-21, Class A-22, Class A-23, Class A-25 and Class A-26 Certificates."



BEAR, STEARNS & CO. INC.                         SALOMON SMITH BARNEY
                                UNDERWRITERS





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        The paragraph  entitled  "Lockout  Certificates"  on page S-71 under the caption entitled "Certain Yield and Prepayment Considerations--Allocation of Principal Prepayments" of the prospectus supplement shall be amended by replacing the word "prepayments" in the fourth line of such paragraph with the word "payments".

        This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

        Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until December 10, 2001.




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